UNANIMOUS SHAREHOLDERS AGREEMENT

This Unanimous Shareholders Agreement (this “Agreement”) is entered into August 3, 2007 (the “Effective Date”) by and among Access Energy Inc., a corporation incorporated in Ontario (the “Company”), Blacksands Petroleum, Inc., a Nevada corporation (“Blacksands”), and H. Reg. F. Burden (the “Current Access Shareholder”). The Current Access Shareholder and Blacksands, together with any subsequent holders of Common Shares (as defined below) that become parties to this Agreement, are collectively referred to herein as the "Shareholders." The addresses of the Company, Blacksands and the Current Access Shareholder as of the date of this Agreement (“Current Shareholders”) are listed on Exhibit A hereto.

RECITALS

1.  The Company intends to explore for and develop unconventional and conventional oil and gas reserves.

2.  Exhibit B sets forth each Shareholder’s Name and number of Common Shares owned by it. Schedule B may be amended from time to time as Shareholders and shareholdings change.

3.  As of the date hereof, the Corporation is issuing and selling six hundred (600) shares of Common Shares to Blacksands (collectively, the "Blacksands Shares") pursuant to a Common Share Purchase Agreement by and among Blacksands and the Company of even date herewith (the "Share Purchase Agreement").

4.  The execution and delivery of this Agreement is a condition to the closing of the issuance and sale of the Blacksands Shares pursuant to the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual premises set forth above and the covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

(a) "Affiliate" means

(i) with respect to any individual, (A) a spouse or descendant, through blood or adoption, of such individual, (B) any trust, family partnership or limited liability company whose beneficiaries shall primarily be such individual and/or such individual’s spouse and/or any Person related by blood or adoption to such individual or such individual’s spouse, and (C) the estate or heirs of such individual);

(ii) with respect to any Person that is not an individual, any other Person that, directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person and/or one or more Affiliates thereof.

(iii) with respect to the Current Access Shareholder, those persons described in clause (i) above and those persons to whom he has transferred Shares pursuant to the proviso contained in Section 2.3.1; and

(iv) with respect to Blacksands, those persons described in clause (ii) above and those persons to whom it has transferred Shares pursuant to the proviso contained in Section 2.3.1.

(b) "Annual Plan" means, for each fiscal year of the Company, an annual updated consolidated business and strategic budget and plan (which budget and plan shall specify which line items are operational items and which line items are strategic items), including cash flow and other financial projections (setting forth in detail the assumptions therefor) on a monthly basis for the Company for the applicable fiscal year of the Company. The Annual Plan for each year will also contain performance criteria for employee bonuses for such year.

(c) "Applicable Law" means, in respect of any Person, property, transaction or event, any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, treaty, restriction, regulatory policy, standard, code or guideline, by-law (zoning or otherwise) or Order that applies in whole or in part to such Person, property, transaction or event;

(d) "Blacksands Rights Period" means any period during which Blacksands (i) directly or indirectly holds at least thirty percent (30%) of the issued and outstanding Common Shares (calculated in accordance with Section 2.6 and as adjusted for any share splits, reverse share splits, share dividends, recapitalizations and the like) or (ii) is required to account for its equity interest in the Company under the equity method of accounting under GAAP or under applicable financial reporting requirements of the Securities and Exchange Commission.

(e) "Board" means the board of directors of the Company.

(f) "Certificate" means the Certificate of Incorporation of the Company, as the same may be amended from time to time.

(g) "Change of Control of Blacksands" means the occurrence of any of the following events:

(i) the acquisition, directly or indirectly, by any "person" or "group" (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act of "beneficial ownership" (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors ("voting securities") of Blacksands that represent 50% or more of the combined voting power of Blacksands’ then outstanding voting securities; or

(ii) any merger, consolidation, reorganization, or business combination or sale or other disposition of all or substantially all of Blacksands’ assets, other than any such transaction which results in the Blacksands’ voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Blacksands or the person that, as a result of the transaction, controls, directly or indirectly, Blacksands or owns, directly or indirectly, all or substantially all of Blacksands’ assets or otherwise succeeds to the business of Blacksands (Blacksands or such person, the "Successor Entity")) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.

(h) "Common Share" means a common share of the Company.

(i) "Common Share Equivalents" means securities convertible into, or exchangeable for, or exerciseable into, Common Shares.

(j) "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies (investment or otherwise) of a Person, whether through ownership of voting securities, by contract or otherwise.

(k) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(l) “GAAP” means generally accepted accounting principles in the United States.

(m) "IPO" means the sale, in an Underwritten Offering, of Common Shares.

(n) "Person" shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and a natural person is his capacity as trustee, executor, administrator or other legal representative.

(o) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(p) "Securities Laws" means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the applicable securities regulatory authority or applicable securities regulatory authorities of, the applicable jurisdiction or jurisdictions collectively;

(q) "Shareholder’s Shares" or "Shares" means all Common Shares of the Company now owned or subsequently acquired by a Shareholder.

(r) "Shareholder" means each party to this Agreement (other than the Company) and any other Person who executes, and agrees to bound by the terms of this Agreement.

(s) "Underwritten Offering" means a registration under the Securities Act, in which securities of the Company are sold to an underwriter on a firm commitment basis for reoffering to the public.

(t) The words "sale," "sell," "transfer" and the like shall include any disposition by way of transfer with or without consideration, to any persons for any purpose and include without limitation, public or private offerings.

ARTICLE II

TRANSFERS; NOTICE; RIGHT OF FIRST REFUSAL; RIGHT OF CO-SALE

2.1 General Restriction on Shares. During the term of this Agreement, all of a Shareholder’s Shares shall be subject to the terms of this Agreement. No Shareholder shall transfer, sell, assign or otherwise dispose (each, a "Transfer") any Shares other than pursuant to the terms of this Agreement, and any Transfers in violation of this Agreement shall be null and void. All Transfers of Shares shall be subject to compliance with Securities Laws, and in the event of a Transfer that is not pursuant to an effective registration statement, the Company may require the transferor to provide the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that such Transfer does not require registration under the Securities Act or Securities Laws. Without limiting the generality of the foregoing, Blacksands shall not Transfer (by way of dividend or otherwise) any of the Shares held by it to Blacksands’ shareholders if such Transfer would cause the Company to become subject to the reporting requirements under the Exchange Act or Securities Laws.

2.2 Notice Provisions; Contents Thereof. If any Shareholder (each, a "Transferring Shareholder") proposes to Transfer to any Person any Shares (the "Transfer Shares") in one or more related transactions, then, except as provided in Section 2.7 hereof, the Transferring Shareholder shall promptly give written notice (the "Notice") to the other Shareholders (collectively, the "Transfer Offerees") and the Company of such proposed Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation: (a) the number of Transfer Shares to be Transferred; (b) the nature of such Transfer and the amount and form of consideration to be paid; (c) the name and address of each prospective purchaser or transferee; and (d) any other material terms and conditions upon which such Transfer is to be made, along with copies of all material, proposed agreements relating to such Transfer, including but not limited to, purchase agreements, voting or proxy agreements, and other agreements or documents requested by a Transfer Offeree.

2.3 Right of First Refusal.

2.3.1 Within fifteen (15) calendar days of its receipt of the Notice, the Company shall notify the Transferring Shareholder and the Transfer Offerees of the Company’s intent to purchase some or all of the Transfer Shares at the same price and upon the same terms upon which the Transferring Shareholder is proposing to dispose of such Transfer Shares, and, subject to Section 2.3.3 below, the Transferring Shareholder shall sell to the Company the Transfer Shares pursuant to such proposed terms. If the Company fails or declines to exercise fully its right of first refusal as described in the immediately preceding sentence, the Transferring Shareholder shall promptly deliver a notice thereof setting forth the number of Transfer Shares that the Company has elected not to purchase (the "Transfer Offeree Notice") to the Transfer Offerees, and the Transfer Offerees may elect to purchase the Transfer Shares that the Company has elected not to purchase at the same price and upon the same terms which the Transferring Shareholder is proposing to dispose of such Transfer Shares by delivering a written notice (an "Acceptance Notice") of such election to the Transferring Shareholder within fifteen (15) days of receipt of the Transfer Offeree Notice, provided, that the Current Access Shareholder or the current president of Coniston shall not be required to sell Transfer Shares to the Company or another Shareholder if the proposed Transfer of Transfer Shares is to one or more of the following persons: (i) a duly appointed officer of Access, (ii) a duly nominated and elected director of Access, or (iii) an individual who provides consulting services to Access pursuant to a written agreement duly approved by the Board, and provided, further, that Blacksands shall not be required to sell Transfer Shares to the Company or another Shareholder if the proposed Transfer is to one or more of the following persons: (i) a duly appointed officer of Blacksands or Access, (ii) a duly nominated and elected director of Blacksands or Access, and (iii) individuals who provide consulting services to (x) Access pursuant to a written agreement duly approved by the Board or (y) Blacksands pursuant to a written agreement duly approved by the Board of Directors of Blacksands.

Each Transfer Offeree that elects to deliver an Acceptance Notice shall specify in the Acceptance Notice the number of Transfer Shares that such Transfer Offeree is willing to acquire (which may be in excess of (but not less than) such Transfer Offeree’s Pro Rata Share). If the Transfer Offerees elect to purchase in the aggregate all of the Transfer Shares specified in the Transfer Offeree Notice, each such Transfer Offeree so electing shall be entitled and obligated to purchase, on the terms set forth in the Notice, a number of Transfer Shares equal to the sum of (a) the amount of such Transfer Offeree’s Pro Rata Share of Transfer Shares not being purchased by the Company, and (b) to the extent a Transfer Offeree elected to purchase more than its Pro Rata Share of Transfer Shares not being purchased by the Company, the lesser of (i) such Transfer Offeree’s proportionate share of any remaining Transfer Shares to be Transferred other than those Transfer Shares to be purchased by accepting Offer Transferees pursuant to clause (a) above (based upon the relative Pro Rata Share of each Transfer Offeree electing to purchase more than its Pro Rata Share of Transfer Shares not being purchased by the Company), or (ii) that number of Transfer Shares equal to the number of shares such Transfer Offeree elected to purchase minus such Transfer Offeree’s Pro Rata Share of Transfer Shares not being purchased by the Company (it being understood that the allocation procedures contemplated by this clause (ii) shall be repeated until all Transfer Shares have been allocated). Each Transfer Offeree’s "Pro Rata Share" shall mean the ratio, calculated in accordance with Section 2.6, of the number of Common Shares of the Company held by the Transfer Offeree on the date of the Transfer Offeree Notice divided by the total number of Common Shares of the Company held by all of the Transfer Offerees on the date of the Transfer Offeree Notice.

2.3.2 Each Transfer Offeree shall be entitled to apportion its Pro Rata Share to be purchased pursuant to this Section 2.3 among its Permitted Transferees (as defined in Section 2.7), provided that the Transfer Offeree notifies the Transferring Shareholder of such allocation.

2.3.3 In the event the Company and/or all or part of the Transfer Offerees, as applicable, fail to subscribe for all of the Transfer Shares pursuant to Section 2.3.1, then the Transferring Shareholder shall not be required to sell any of the Transferred Shares to the Company or any of the Transfer Offerees and, subject to Section 2.4, the Transferring Shareholder may Transfer all (but not less than all) of the Transfer Shares to third parties at the same price and upon the same terms and conditions specified in the Notice; provided, however, that in the event such Transfer Shares are not sold within ninety (90) calendar days of the date of the Notice, such Transfer Shares shall once again be subject to the right of first refusal and right of co-sale as provided for in Sections 2.3 and 2.4 of this Agreement.

2.3.4 Should the purchase price specified in the Notice be payable in property other than cash, the Company and/or the Transfer Offerees shall have the option to pay the purchase price contemplated by Section 2.3 in the form of cash equal in amount to the value of such property. If the Transferring Shareholder and the Company cannot agree on such cash value within ten (10) days after receipt by the Company and the Transfer Offerees of the Notice, the valuation shall be made by an independent appraiser of recognized standing selected by the Transferring Shareholder and the Company or, if they cannot agree on an appraiser within twenty (20) days after receipt by the Company and the Transfer Offerees of the Notice, each shall select an independent appraiser of recognized standing and the two appraisers shall designate a third independent appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Transferring Shareholder, on the one hand, and the Company and/or the Transfer Offerees (based on the relative amounts of Transfer Shares being purchased by the Company and the Transfer Offerees), on the other hand. If this Section 2.3.4 is applicable, then the time periods contemplated by Section 2.3.1 and Section 2.3.3 shall be deemed to commence on the date that the valuation contemplated by this Section 2.3.4 is determined.

2.4 Right of Co-Sale.

2.4.1 Co-Sale Obligations.

(a) If any Shareholder (or a direct or indirect transferee thereof) proposes to Transfer to any Person other than a Permitted Transferee (as defined in Section 2.7) any Transfer Shares in one or more related transactions, and the right of first refusal set forth in Section 2.3 above was not fully exercised (such that all Transfer Shares proposed to be transferred will not be Transferred to the Company and/or the Transfer Offerees), then the Transferring Shareholder will, via written notice, inform the other Shareholders (each, a "Co-Sale Shareholder") and the Company of such fact and permit each Co-Sale Shareholder to participate in the Transfer of such Transfer Shares at the same price, and upon the same terms and conditions specified in the Notice in accordance with the provisions of this Section 2.4 herein. Such written notice is hereinafter referred to as the "Co-Sale Notice."

(b) The Co-Sale Notice: (i) shall specify the number of Transfer Shares to be Transferred by the Transferring Shareholder, the sale price, the purchasers and all other terms of the Transfer; (ii) shall be titled "Co-Sale Notice"; and (iii) shall be delivered to each Shareholder and the Company within seven (7) calendar days after the Company and all Transfer Offerees exercise or decline to exercise their right of first refusal, as set forth in Section 2.3 above.

2.4.2 Right of Co-Sale. No later than fifteen (15) calendar days after its receipt of the Co-Sale Notice, each Co-Sale Shareholder shall notify the Transferring Shareholder of such Co-Sale Shareholder’s intent to sell to the prospective purchaser of the Transferring Shareholder’s Transfer Shares all or any part of such Co-Sale Shareholder’s Co-Sale Allocation (as defined below) pursuant to the terms the Transferring Shareholder proposes to Transfer its Transfer Shares. For purposes of this Section 2.4.2, each Co-Sale Shareholder’s "Co-Sale Allocation" with respect to each Transfer of Transfer Shares by the Transferring Shareholder shall be equal to the product obtained by multiplying (a) the total number of Transfer Shares being Transferred by the Transferring Shareholder by (b) a fraction, calculated in accordance with Section 2.6, the numerator of which shall be the total number Common Shares of the Company held by such Co-Sale Shareholder on the date of the Co-Sale Notice, and the denominator of which shall be the total number of Common Shares of the Company held by all Co-Sale Shareholders and the Transferring Shareholder on the date of the Co-Sale Notice. If such Co-Sale Shareholder elects to Transfer to the prospective purchaser all or any portion of such Co-Sale Shareholder’s Co-Sale Allocation, then the Transferring Shareholder shall assign to such Co-Sale Shareholder as much of the Transferring Shareholder’s interest in the agreement for the sale of the Transfer Shares as such Co-Sale Shareholder shall be entitled to pursuant to the terms hereof.

2.4.3 Delivery Requirements. Each Co-Sale Shareholder shall effect its participation in the Transferring Shareholder’s sale of Transfer Shares pursuant to Section 2.4 by promptly delivering to the Transferring Shareholder for Transfer to the prospective purchaser:

(a) one or more certificates, properly endorsed for Transfer, which represent that number of Shares which such Co-Sale Shareholder elects to sell; and

(b) an Assignment Separate from Certificate, via facsimile or otherwise, which represents such Co-Sale Shareholder’s Co-Sale Allocation (or applicable portion thereof).

The Company agrees to effect any such assignment concurrent with the actual Transfer of such Transfer Shares to the purchaser.

2.4.4 Transfer of Shares; Remittance of Sale Proceeds. The share certificate or certificates that any Co-Sale Shareholder delivers to the Transferring Shareholder pursuant to Section 2.4.3 shall be Transferred to the prospective purchaser in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Co-Sale Notice, and the Transferring Shareholder shall concurrently therewith remit to such Co-Sale Shareholder that portion of the sale proceeds to which such Co-Sale Shareholder is entitled by reason of its participation in such sale by wire transfer of immediately available funds to an account designated by such Co-Sale Shareholder. To the extent that any prospective purchaser prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Shareholder exercising its rights of co-sale hereunder, the Transferring Shareholder shall not sell to such prospective purchaser or purchasers any Transfer Shares unless and until, simultaneously with such sale, the Transferring Shareholder shall purchase such shares or other securities from the Co-Sale Shareholders on the same terms as described in the Notice.

2.5 Subsequent Sales. The exercise or non-exercise of the rights of the Company, a Transfer Offeree or a Co-Sale Shareholder hereunder to participate in one or more sales of Transfer Shares made by the Transferring Shareholder shall not adversely affect the Company’s, such Transfer Offeree’s or such Co-Sale Shareholder’s rights to participate in subsequent sales of the Transferring Shareholder’s Shares subject to the terms of this Agreement pursuant to Section 2.1 hereof.

2.6 Methodology for Calculations. For purposes of this Agreement, the proposed Transfer of a Common Share Equivalent shall be treated as the proposed Transfer of Common Shares into which such Common Share Equivalent can be converted, exchanged, or exercised. Unless otherwise specifically provided, for purposes of all calculations under this Agreement (including, without limitation, determining the amount of outstanding Common Shares as of any date, the amount of Common Shares owned by any Person, and the percentage of outstanding Common Shares owned by any Person), all Common Shares into which any Common Share Equivalents are convertible, exchangeable or exercisable shall be deemed to be outstanding as of the date of calculation (and held by the holder of such Common Share Equivalents).

2.7 Exempt Transfers of Transferring Shareholder’s Shares. Notwithstanding the foregoing, but subject to Section 2.1 above, the right of first refusal of the Company and the Transfer Offerees under Section 2.3 and the right of co-sale of the Co-Sale Shareholders under this Section 2.4 shall not apply to:

(a) any Transfer by a Transferring Shareholder to the Transferring Shareholder’s Affiliates or any Transfer by way of bequest or inheritance upon death (any transferee pursuant to this clause (a), a "Permitted Transferee");

(b) any Transfer of Shares pursuant to the provisions of Article 7 of this Agreement;

(c) any pledge of Transfer Shares made pursuant to a bona fide loan transaction that creates a mere security interest; or

(d) any Transfer to the Company;

provided, however, that any pledgee or transferee (other than the Company) shall agree in writing to be bound by and comply with all provisions hereof. Notwithstanding the preceding sentence, the Transferring Shareholder shall inform the Company of any such Transfer prior to effecting it. Such Transferred Transfer Shares shall remain "Shares" hereunder, and such transferee or donee shall agree in writing to become a party to this Agreement and shall be treated as a "Shareholder" for purposes of this Agreement.

2.8 Sale of the Company.

2.8.1 Pull Along Right. Subject to Section 2.8.2, if any Shareholder or Shareholders (the "Selling Shareholders") who own in the aggregate at least 50% of the outstanding Shares have received a bona fide offer from any Person (other than an Affiliate) to buy all the outstanding Shares and Common Share Equivalent which would directly or indirectly result in all Shareholders receiving cash in exchange for their Shares or Common Share Equivalent, as the case may be, equal to or greater than the Fair Market Value, as defined in Article 7 of this Agreement, for such Shares or Common Share Equivalent (including, without limitation, pursuant to a merger of the Company) (the "Offer"), the Selling Shareholders shall have the right (the "Pull Along Right") to require the other Shareholders to accept the Offer and shall give notice (the "Pull Along Notice") to the other Shareholders stating that such Selling Shareholders propose to effect such transaction and stating the name and address of the offeror (the "Offeror") and the purchase price under the Offer (the "Third Party Price").

2.8.2 Conditions. The Pull Along Notice shall not be effective (and the Selling Shareholder shall not be permitted to transfer its Shares to the Offeror) unless all of the following conditions are met:

(a) The Offer shall (1) have been signed by the Offeror, which may not be an Affiliate of any Selling Shareholder; (2) offer to consummate the proposed transaction on or before a date ninety (90) days from the date of the Offer; and (3) obligate the Offeror to enter into and complete the transactions set forth in the Offer with all the Shareholders for the same price per Share and on the same terms as those which the Selling Shareholders have agreed to sell, provided that the price for the Common Share Equivalents shall be reduced by the applicable exercise price per Share, if any, and provided further that in no event shall the Offer be subject to the delivery by the other Shareholders to the Offeror of any more than (A) the Shares or Common Share Equivalents Owned by them to be purchased pursuant to the Offer, (B) customary representations and warranties and (C) a customary legal opinion of counsel;

(b) The Pull Along Notice shall propose a Third Party Price of an equal amount per Share, in cash, provided that the price for the Common Share Equivalents shall be reduced by the applicable exercise price per Share; if any, and

(c) The Offeror shall furnish to the reasonable satisfaction of the Selling Shareholders evidence as to the Offeror's financial ability to consummate the proposed purchase.

2.8.3 Sale to Offeror. If the Selling Shareholders shall have delivered a Pull Along Notice to all other Shareholders, then all Shareholders shall sell all of their Shares and Common Share Equivalents to the Offeror upon the terms and conditions of the Offer (or otherwise take all necessary action to cause the Company to consummate the proposed transaction) at a closing to be held at the principal office of the Company at or prior to the 90th day from the date of the Offer. If such sale is not consummated within such 90-day period, the restrictions provided for in this Section 2.8 shall again become effective, and no Transfer of the Shares may be made thereafter without complying with the provisions of this Agreement.

ARTICLE III

PREEMPTIVE RIGHTS

3.1 Preemptive Rights. Except for Excluded Securities (as hereinafter defined), the Company shall not issue, sell, or exchange, or agree to issue, sell, or exchange (collectively, "Issue," and any issuance, sale, or exchange resulting therefrom, an "Issuance") (a) any shares of capital stock of the Company or any of its subsidiaries or (b) any other equity security of the Company, including, without limitation, any options, warrants, or other rights to subscribe for, purchase, or otherwise acquire any capital stock or other equity security of the Company, unless, in each case, the Company shall have first given written notice (the "Article 3 Notice") to each Shareholder (each, an "Article 3 Offeree") (so long as, in each case, such Shareholder directly or indirectly through its Affiliates owns at least ten percent (10%) of the issued and outstanding Common Shares (on an as converted and as exercised basis) and has not previously forfeited its rights under this Article 3 pursuant to Section 3.3 below) that shall (i) state the Company’s intention to sell any of the securities described in (a) and/or (b) above, the amount to be issued, sold, or exchanged, the terms of such securities, the purchase price therefor, and a summary of the other material terms of the proposed issuance, sale, or exchange and (ii) offer (an "Article 3 Offer") to Issue to each Article 3 Offeree such Article 3 Offeree’s Proportionate Percentage (as defined below) of such securities (with respect to each Article 3 Offeree, the "Offered Securities") upon the terms and subject to the conditions set forth in the Article 3 Notice, which Article 3 Offer by its terms shall remain open for a period of twenty (20) days from the date it is delivered by the Company to the Article 3 Offerees (and, to the extent the Article 3 Offer is accepted during such twenty (20)-day period, until the closing of the Issuance contemplated by the Article 3 Offer). "Proportionate Percentage" for the purposes of this Section shall mean the quotient, determined in accordance with Section 2.6, obtained by dividing (x) the number of Common Shares owned by the Article 3 Offeree, by (y) the total number of Common Shares owned by all of the Article 3 Offerees on the date of the Article 3 Offer. Each Article 3 Offeree shall be entitled to apportion its Offered Securities among its Permitted Transferees.

3.2 Notice of Acceptance. Notice of an Article 3 Offeree’s intention to accept an Article 3 Offer, in whole or in part, shall be evidenced in writing signed by such party and delivered to the Company prior to the end of the twenty (20)-day period of such Article 3 Offer (each, an "Article 3 Notice of Acceptance"), setting forth the portion of the Offered Securities that the Article 3 Offeree elects to purchase.

3.3 Failure to Fully Subscribe. In the event that an Article 3 Notice of Acceptance is not given by any Article 3 Offeree in respect of all of the Offered Securities (a "Non-Fully Subscribing Offeree"), then (a) the other Article 3 Offerees shall each have the right and option exercisable for a period of five (5) days commencing upon the expiration of the Article 3 Offer to purchase the amount of remaining Offered Securities equal to its Proportionate Percentage of such securities (treating only the remaining Article 3 Offerees as Article 3 Offerees for these purposes) or such other amount as may be agreed upon by such Article 3 Offerees and (b) the Non-Fully Subscribing Offeree shall forfeit its preemptive rights set forth in this Article 3 with respect to future Issuances by the Company.

3.4 Company’s Right to Issue.

3.4.1 In the event that the Article 3 Offerees do not elect to purchase all the Offered Securities in accordance with Sections 3.2 and 3.3 above, the Company shall have ninety (90) calendar days following the earlier of (a) delivery of the Article 3 Notice of Acceptance or the expiration of the five (5)-day period referred to in Section 3.3, as applicable, or (b) the twenty (20)-day period referred to in Section 3.2 above, if no Article 3 Notice of Acceptance is delivered, to Issue all or any part of such remaining Offered Securities to any other Person(s) (the "Other Buyers"), but only at a price not less than the price, and on terms no more favorable to the Other Buyers than the terms, stated in the Article 3 Offer Notice.

3.4.2 If the Company does not consummate the Issuance of all or part of the remaining Offered Securities to the Other Buyers within such ninety (90)-day period, the right provided hereunder shall be deemed to be revived and such securities shall not be offered unless first re-offered to each Article 3 Offeree in accordance with this Article 3.

3.4.3 Within thirty (30) days of the closing of the Issuance to the Other Buyers of all or part of the remaining Offered Securities (or, at the request of any Article 3 Offeree, contemporaneously with such closing), each Article 3 Offeree shall purchase from the Company, and the Company shall Issue to each such Article 3 Offeree (or any permitted transferee(s) designated by it), the Offered Securities that the Article 3 Offeree committed to purchase pursuant to Sections 3.2 and 3.3, on the terms specified in the Article 3 Offer. The purchase by an Article 3 Offeree of any Offered Securities is subject in all cases to the execution and delivery by the Company and the Article 3 Offeree of a purchase agreement relating to such Offered Securities in form and substance similar in all material respects to the extent applicable to that executed and delivered between the Company and the Other Buyers.

3.5 Excluded Securities. For purposes of this Article 3, "Excluded Securities" shall mean:

(a) securities issued pursuant to the Share Purchase Agreement;

(b) any capital stock issued as a share dividend or upon any share split or other subdivision or combination of shares of the Company’s capital stock;

(c) Common Shares issued in any IPO;

(d) Common Shares or Common Share Equivalents issuable or issued to employees or directors of the Company or consultants providing bona fide services to the Company pursuant to an Equity Incentive Plan approved by the Board and the Shareholders;

(e) securities issued pursuant to any Common Share Equivalents provided that the Company shall have complied with the preemptive rights established by this Article 3 with respect to the initial sale or grant by the Company of such Common Share Equivalents not already outstanding as of the date hereof; and/or

(g) Common Shares or Common Share Equivalents issued pursuant to or in connection with (1) any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution and/or (2) in connection with strategic transactions involving the Company and other entities, including (A) acquisitions (of assets or equity interests), mergers and/or consolidations, (B) joint ventures, manufacturing, marketing or distribution agreements, or (C) technology transfer or development arrangements, provided that such issuance is approved by the Board and/or (3) a merger or consolidation or acquisition of any other entity or assets thereof that is approved by the Board.

ARTICLE IV

BOARD OF DIRECTORS; GOVERNANCE

4.1 Election and Designation of Directors. Subject to Applicable Law, each Shareholder shall from time to time take such action, in his capacity as a direct or indirect Shareholder of the Company, including the voting or causing to be voted of all Voting Shares (as defined below) owned or controlled by such Shareholder, as may be necessary to cause the Company to be managed at all times by a Board composed as follows:

4.1.1 The authorized number of directors on the Board shall be four (4);

4.1.2 For so long as the Current Access Shareholder, together with his Affiliates, holds in the aggregate at least 10% of the issued and outstanding Common Shares (the "Current Shareholder Designation Period"), he shall be entitled to designate one (1) director to be elected to the Board (the "Current Shareholder Director"), who shall initially be Paul Parisotto; and

4.1.3 During the Blacksands Rights Period, Blacksands shall designate three (3) directors to be elected to the Board (the "Blacksands Directors"), who shall initially be Darren Stevenson, Rick Wilson, and Bruno Mosimann.

4.2 Expenses. The Company shall pay the reasonable out-of-pocket expenses incurred by each Board member designated pursuant to Article 4 in connection with attending the meetings of the Board and any committees thereof.

4.3 Covenant to Vote.

4.3.1 Each of the Shareholders agrees to vote or cause to be voted, in person or by proxy, all of the Shares owned or controlled by such Shareholder and entitled to vote at any annual or special meeting of the Shareholders of the Company called for the purpose of voting on the election of directors ("Voting Shares"), or to execute a written consent in lieu thereof, (a) in favor of the election or removal of the directors in accordance with the provisions of this Article 4, and (b) if required by Applicable Law, in favor of any transaction approved by the Board, if the Current Shareholder Director voted in favor of or consented to such transaction (each such transaction an "Approved Transaction"), and shall take all other necessary or desirable actions within his or its control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum and executing all written consents in lieu of meetings, as applicable), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board and Shareholder meetings), to effectuate the provisions of this Article 4. Without limiting the generality of the foregoing, the Shareholders expressly agree that the Shareholders will vote their shares of Voting Shares in favor of the election or removal of the directors in accordance with the provisions of this Article 4 as if the cumulative voting provisions of any Applicable Law, statute or regulation did not apply to the election or removal of directors of the Company.

4.3.2 In addition to voting in favor of (or consenting to) such Approved Transaction in accordance with Section 4.3.1, each Shareholder agrees to each take all necessary and desirable actions approved by the Board in connection with the consummation of the Approved Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary to (a) provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements and other provisions and agreements relating to such Approved Transaction and (b) effectuate the allocation and distribution of the aggregate consideration upon the Approved Transaction; provided that this Section 4.3.2 shall not require any Shareholder to indemnify the purchaser in any Approved Transaction for breaches of the representations, warranties or covenants of the Company or any other Shareholder, except to the extent (i) such Shareholder is not required to incur more than its pro rata share of such indemnity obligation (based on the total consideration to be received by all Shareholders that are similarly situated and hold the same class or series of capital stock) and (ii) such indemnity obligation is provided for and limited to a post-closing escrow or holdback arrangement of cash or stock paid in connection with the Approved Transaction; further provided that this Section 4.3.2 shall not require Blackksands to enter into any non-competition agreement, non-solicitation agreement or similar agreement restricting the manner in which Blacksands may conduct business in connection with such Approved Transaction. Further, each Shareholder also agrees (1) to refrain from exercising any dissenters’ rights or rights of appraisal under Applicable Law at any time with respect to such Approved Transaction, and (2) to direct and use such Shareholder’s commercially reasonable efforts to cause such Shareholder’s employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal for the Approved Transaction or any proposal that is intended, or could otherwise reasonably be expected, to delay, prevent, impair, interfere with, postpone or adversely affect the ability of the Company to consummate the Approved Transaction. All Shareholders will bear their pro rata share (based upon the amount of consideration to be received) of the reasonable costs of any Approved Transaction to the extent such costs are incurred for the benefit of all selling Shareholders and are not otherwise paid by the Company or the other party. Costs incurred by any Shareholder on its own behalf will not be considered costs of the Approved Transaction hereunder.

4.4 Removal of Directors.

4.4.1 At all times (a) during the Current Shareholder Designation Period, the Current Shareholders shall have the right to require the removal, with or without cause, of the Current Shareholder Director, and no other Person shall have any rights to remove the Current Shareholder Director; and (b) during the Blacksands Rights Period, Blacksands shall have the right to require the removal, with or without cause, of any or all of the Blacksands Directors, and no other Person shall have any rights to remove any Blacksands Director.

4.4.2 In the event that any of the Current Shareholders or Blacksands shall, in accordance with Section 4.4.1, request the removal of the Current Shareholder Director or any Blacksands Director, then each of the other Shareholders hereby agrees to join with the Current Shareholders or Blacksands, as applicable, in recommending such removal as described above, and in causing the Company either to promptly hold a special meeting of Shareholders and to vote or cause to be voted, in person or by proxy, all of the Common Shares owned or controlled by such Shareholder and entitled to vote at such meeting or to execute a written consent in lieu thereof, as the case may be, effecting such removal.

4.5 Quorum. For purposes of meetings of the Board, the Bylaws of the Company shall provide for a quorum to consist of at least 51% of the full Board including the Current Shareholder Director.

4.6 Vacancies. Except as described below, in the event a vacancy is created on the Board by reason of the death, disability, removal or resignation of any director or otherwise, (a) such vacancy may be filled by the remaining directors in accordance with the Bylaws, and with respect to the Current Shareholder Director or the Blacksands Directors, after obtaining the designation of the Current Shareholders or Blacksands, as applicable, and (b) if not so filled, each of the Shareholders hereby agrees, in its capacity as a Shareholder of the Company, to elect a director to fill such vacancy in accordance with the selection procedures set forth in Section 4.1. Upon the designation of a successor director, each of the Shareholders hereby agrees, in his capacity as a Shareholder of the Company, to use its best efforts to cause the Company either to promptly hold a special meeting of Shareholders or to execute a written consent in lieu thereof, and each of the Shareholders hereby agrees to vote or cause to be voted all of the Common Shares owned or controlled by such Shareholder and entitled to vote at such meeting, in person or by proxy, or pursuant to such written consent of Shareholders, in favor of the person or persons selected in accordance with Section 4.1 to fill such vacancy and, if necessary, in favor of removing any director elected to fill such vacancy other than in accordance with the selection procedures of Section 4.1.

4.7 Indemnification Provisions. The Company shall enter into an indemnification agreement with each of its executive officers and directors, substantially in the form of Exhibit C hereto.

ARTICLE V

FINANCIAL STATEMENTS AND OTHER INFORMATION; INSPECTIONS;

ADDITIONAL AGREEMENTS

5.1 Delivery of Financial Information. Prior to the consummation of a IPO, the Company shall comply with the provisions of this Article 5:

5.1.1 Monthly Statements. So long as the Blacksands Rights Period is in effect (with respect to Blacksands) or so long as the Current Shareholder Designation Period is in effect (with respect to the Current Shareholders), then as soon as available, but not later than 15 business days after the end of each monthly accounting period, the Company shall cause to be delivered to Blacksands and/or the Current Access Shareholder, as applicable, an unaudited internal financial report of the Company in the form provided to the Company’s senior management, and which shall include at least the following:

(a) a profit and loss statement for such monthly accounting period, together with a cumulative profit and loss statement from the first day of the current fiscal year to the last day of such monthly accounting period;

(b) a balance sheet as at the last day of such monthly accounting period;

(c) a cash flow analysis for such monthly accounting period on a cumulative basis for the current fiscal year to date;

(d) a narrative summary (including a comparison to the Annual Plan and to prior accounting periods) of the Company’s operating and financial performance for such monthly accounting period; and

(e) if applicable, a comparison between the actual figures for such monthly accounting period and the comparable figures for the prior year for such monthly accounting period, with an explanation of any material differences between them.

5.1.2 Quarterly Financial Statements. So long as the Blacksands Rights Period is in effect (with respect to Blacksands) or so long as the or so long as the Current Shareholder Designation Period is in effect (with respect to the Current Shareholders), then, as soon as available, but not later than 10 days prior to the date that Blacksands or, if applicable, the Company is required to file its quarterly report on Form 10-Q or 10-QSB with the Securities and Exchange Commission (the “SEC”), the Company shall cause to be delivered to Blacksands and/or the Current Access Shareholder, as applicable, unaudited consolidated financial statements of the Company, which shall include a statement of cash flows and statement of operations for such quarter and a balance sheet as at the last day thereof, each prepared in accordance with GAAP (except as set forth in the notes thereto), and setting forth in each case in comparative form the figures for the corresponding quarterly periods of the previous fiscal year, subject to changes resulting from normal year-end adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

5.1.3 Budget. So long as the Blacksands Rights Period is in effect (with respect to Blacksands) or so long as the Current Shareholder Designation Period is in effect (with respect to the Current Shareholders), then, as soon as available, but not later than thirty (30) days prior to the beginning of each fiscal year, the Company shall cause to be delivered to Blacksands and/or the Current Access Shareholder, as applicable, the Annual Plan for the next fiscal year. Blacksands shall contribute sufficient capital to the Company to enable it to comply with the Annual Plan, until such time as the Company’s internal capital resources are sufficient to fund the Annual Plan without such contributions.

5.1.4 Annual Audit. So long as the Blacksands Rights Period is in effect (with respect to Blacksands) or so long as or so long as the Current Shareholder Designation Period is in effect (with respect to the Current Shareholders), then, (i) as soon as available, but not later than 30 days after the end of each fiscal year of the Company, the Company shall cause to be delivered to Blacksands and/or the Current Access Shareholder, as applicable, draft financial statements of the Company, which shall include a draft statement of cash flows and statement of operations for such fiscal year and a draft balance sheet as at the last day thereof, and (ii) as soon as available, but not later than 20 days prior to the date that Blacksands or, if applicable, the Company is required to file its annual report on Form 10-K or 10-KSB with the SEC, the Company shall cause to be delivered to Blacksands and/or the Current Access Shareholder, as applicable, the audited consolidated financial statements of the Company, which shall include a statement of cash flows and statement of operations for such fiscal year and a balance sheet as at the last day thereof, each prepared in accordance with GAAP, and accompanied by the report of a firm of independent certified public accountants of recognized standing that is the same firm of independent certified public accountants that has been retained by Blacksands to deliver an audited opinion to Blacksands with respect to Blacksands’s financial statements. In addition, during such period, the Company shall cause to be delivered to Blacksands and/or the Current Access Shareholder, as applicable, copies of all reports and management letters prepared for or delivered to the management of the Company by its independent accountants.

5.1.5 Subsidiaries. If for any period the Company shall have any subsidiary or subsidiaries whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing clauses shall be consolidated (and consolidating if normally prepared by the Company) financial statements of the Company and all such consolidated subsidiaries.

5.1.6 GAAP Reporting. The financial statements and reports delivered under this subsection shall fairly present in all material respects the financial position and results of operations of the Company at the dates thereof and for the periods then ended and shall have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

5.1.7 Sarbanes-Oxley and Exchange Act Compliance. So long as the Blacksands Rights Period is in effect:

(a) The Company will establish and maintain internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and the Company shall take all steps reasonably necessary to ensure that such internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company shall establish policies and procedures so as to: (i) maintain records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. Without limiting the generality of the foregoing, such policies and procedures will be designed in a manner that will enable the Chief Executive Officer and Chief Financial Officer of Blacksands to engage in the review and evaluation process mandated by the Exchange Act and to ensure that all information (both financial and non-financial) regarding the Company required to be disclosed by Blacksands in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC;

(b) The Company shall disclose to Blacksands at or prior to the delivery of each of quarterly and annual financial statements referenced above, based on its evaluation with respect to the most recent fiscal period covered by such financial statements: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s or Blacksands’s ability to record, process, summarize and report financial information, in each case to the extent necessary for an officer of Blacksands, to accurately make the certifications required under Section 302 of the Sarbanes-Oxley Act of 2002; and (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries, in each case who have a significant role in the Company’s internal control over financial reporting;

(c) The Company will disclose to Blacksands at or prior to the delivery of the Quarterly and Annual Financial Statements pursuant to Sections 5.1.2 and 5.1.4 any change in internal control over financial reporting that occurred during the period ended covered by such financial statements that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting, including any corrective actions taken with regard to significant deficiencies or material weaknesses; and

(d) Without the prior consent of Blacksands, the Company and its Subsidiaries shall not establish any material off-balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or any of its Subsidiaries, including, without limitation, in connection with any "off-balance sheet arrangements" (as defined in Item 303(a)(4) of Regulation S-K and/or Item 303(c) of Regulation S-B) effected by the Company or any of its Subsidiaries.

5.1.8 Inspection Rights. So long as the Blacksands Rights Period is in effect (with respect to Blacksands) or so long as the Current Access Shareholder (together with their Affiliates) directly or indirectly hold at least ten percent (10%) of the issued and outstanding Common Shares (calculated in accordance with Section 2.6 and as adjusted for any share splits, reverse share splits, share dividends, recapitalizations and the like) (with respect to the Current Shareholders), the Company shall afford to Blacksands and/or the Current Access Shareholder, as applicable, and to each of their respective employees, counsel and other authorized representatives, during normal business hours, access, upon reasonable advance notice, to all of the books, records and properties of the Company, and to make copies of such records and permit such Persons to discuss all aspects of the Company with any officers, employees or accountants of the Company, and the Company shall provide to Blacksands and/or the Current Access Shareholder, as applicable, such other information (in writing if so requested) regarding the assets, properties, operations, business affairs and financial condition of the Company as Blacksands or the Current Access Shareholder, as applicable, may reasonably request; provided, however, that such investigation and preparation of responses shall not unreasonably interfere with the operations of the Company. During such period, the Company will instruct its independent public accountants to discuss such aspects of the financial condition of the Company with Blacksands or the Current Shareholders and their respective representatives as Blacksands and/or the Current Access Shareholder, as applicable, may reasonably request, and to permit Blacksands and/or the Current Access Shareholder, as applicable, and their respective representatives to inspect, copy and make extracts from such financial statements, analyses, work papers, and other documents and information (including electronically stored documents and information) prepared by such accountants with respect to the Company as Blacksands or the Current Access Shareholder, as applicable, may reasonably request. Without limiting the generality of the foregoing, the Company shall provide such assistance, access, information and documents to Blacksands as Blacksands may reasonably require to enable Blacksands to meet its financial reporting and other disclosure obligations with respect to the Company under the Exchange Act. In addition, the Company shall notify Blacksands of the occurrence of any event relating to the Company that would result in Blacksands having to file a Current Report on Form 8-K under the Exchange Act within one (1) business day of the occurrence of such event (assuming, for this purpose, that the Company constitutes a material subsidiary of Blacksands) and shall provide the Company with copies of any contracts or other documents that it may be required to file as an exhibit to such Current Report; provided that the Company shall notify Blacksands immediately upon becoming aware of the disclosure of any information relating to the Company that may constitute material nonpublic information of Blacksands within the meaning of Regulation FD promulgated under the Exchange Act (other than information described in Rule 100(b)(2) of Regulation FD).

5.1.9 Confidentiality; Compliance with Securities Laws.

(a) Each Shareholder agrees to maintain the confidentiality of any confidential and proprietary information of the Company obtained by it (including, without limitation, any material nonpublic information) ("Confidential Information"); provided, however, that Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives, (ii) is already in the receiving party’s possession, provided that such information is not subject to a contractual, legal or fiduciary obligation of confidentiality for the benefit of the Company, or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the Company or any of its affiliates or representatives, provided that such source is not bound by a contractual, legal or fiduciary obligation to keep such information confidential for the benefit of the Company; further provided that the foregoing will not prohibit a Shareholder from disclosing Confidential Information to (x) the extent it is required to do so by Applicable Law so long as such Shareholder provides Blacksands immediate notice of the Confidential Information that it is legally required to disclose and takes appropriate steps to preserve the confidentiality of such information to the extent reasonably practicable (including by, for example, cooperating with the Company to seek an appropriate protective order), or (y) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, or to any Affiliate, partner, member, Shareholder or wholly owned subsidiary of such Shareholder in the ordinary course of business, provided that any such Person that is not under a pre-existing confidentiality obligation with respect to such Confidential Information that is similar in scope to the provisions on Section 5.1.9 shall first agree in writing to be bound by terms no less restrictive than those provided for in this Section 5.1.9 in respect of such Confidential Information. Notwithstanding the foregoing, the Shareholders acknowledge that Blacksands has reporting obligations with respect to the Company under the Exchange Act and that disclosure by Blacksands of Confidential Information that it reasonably determines it is required to disclose shall not constitute a breach of this Section 5.1.9.

(b) The Company will take such measures as are reasonably requested by Blacksands to enable Blacksands to maintain compliance with the Securities Act and Exchange Act, which measures shall include implementation of internal policies to ensure that the Company’s personnel preserve the confidentiality of Confidential Information (including by requiring all employees and consultants to execute proprietary information and inventions agreements) and adopting Blacksands’s insider trading policy.

5.1.10 Reporting Currency. In regard to the financial statements of the Company, the reporting currency shall be in Canadian dollars but may be modified at the Company’s discretion.

5.1.11 Press Release. So long as the Blacksands Rights Period is in effect, the Company shall pre-clear with Blacksands all press releases or similar public disclosures. Blacksands shall approve or provide its comments to any such proposed press release within 48 hours of receipt of a draft of the proposed press release.

ARTICLE VI

LEGEND

Each certificate representing the Shares now or hereafter owned by a Shareholder or issued to any Person in connection with a transfer pursuant to Article 2 or Article 3 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AGREEMENT AMONG THE HOLDER OF THE SECURITIES, THE COMPANY, AND CERTAIN SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

Each Shareholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Article 6 above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

ARTICLE VII

PURCHASE OPTION

7.1 Purchase Option.

7.1.1 General. So long as the Blacksands Rights Period (the "Purchase Option Period") is in effect, in the event Blacksands receives a bona fide third-party offer with respect to a Change of Control of Blacksands (a "Change of Control Offer"), then, following receipt of such offer (and provided discussions relating to such offer are then-ongoing), Blacksands shall have the right to purchase (the "Purchase Option") up to 100% of Common Shares and Common Share Equivalents of the Company held by the other Shareholders, whether now owned or hereafter acquired, for the purchase price described in Section 7.1.2 (the "Purchase Price") subject to the terms and conditions set forth in this Article 7.

7.1.2 Purchase Price. If Blacksands exercises the Purchase Option, the Purchase Price to be paid by Blacksands to each respective Shareholder at the time of the consummation of the Purchase Option shall equal:

(a) For the Current Shareholders, an amount equal to (i) the Fair Market Value of the total number of Common Shares of the Company, multiplied by (ii) a fraction, the numerator of which shall be the number of Common Shares held by each Current Shareholder (calculated in accordance with Section 2.6) and the denominator of which shall be the total number of Common Shares (calculated in accordance with Section 2.6 and as adjusted for any share splits, reverse share splits, share dividends, recapitalizations and the like) (the aggregate Purchase Price paid to the Current Shareholders under this Section 7.1.2(a) being the "Current Shareholder Purchase Price"); and

(b) For each other Shareholder, an amount equal to (i) the Fair Market Value of the total number of Common Shares of the Company minus the Current Shareholder Purchase Price, multiplied by (ii) a fraction, the numerator of which shall be the number of Common Shares held by such Shareholder (calculated in accordance with Section 2.6) and the denominator of which shall be the total number of Common Shares (calculated in accordance with Section 2.6 and as adjusted for any share splits, reverse share splits, share dividends, recapitalizations and the like) then held by all Shareholders other than the Current Shareholders on the date that Blacksands delivers the Purchase Notice (as defined below).

7.1.3 Procedures. To exercise the Purchase Option, following receipt of a Change of Control Offer, Blacksands shall deliver to the Company and the other Shareholders at any time during the Purchase Option Period a written notice indicating that it has elected to exercise of the Purchase Option (the "Purchase Notice"). The Purchase Notice shall specify the date for the consummation of the Purchase Option (the "Purchase Date") which shall be within ninety (90) days after the delivery of the Purchase Notice to such Shareholders or such longer period of time as may be necessary to comply with any regulatory conditions applicable to such transaction. The consummation of the Purchase Option (the "Purchase Option Closing") shall take place at the offices of the Company, Blacksands or such other reasonable location designated by Blacksands at the time and on the Purchase Date set forth in the Purchase Notice. At the Purchase Option closing, (a) Blacksands shall deliver to the Shareholders the Purchase Price applicable to each Shareholder and (b) each Shareholder shall deliver to Blacksands the certificates representing all of the issued and outstanding shares of capital stock of the Company (and any securities which are exercisable for, convertible into, or exchangeable for, any shares of capital stock of the Company) being purchased under the Purchase Option, duly endorsed for transfer, such shares to be delivered free and clear of any liens or encumbrances.

7.1.4 Issuances of Shares During Purchase Option Period. During the Purchase Option Period, the Company shall not issue Common Shares or Common Share Equivalents to any Person unless such Person agrees to be bound by the terms of this Article 7 with respect to the Purchase Option and to require each of its transferees to be bound by the Purchase Option. In addition, during the Purchase Option Period, the Company shall not issue stock options to employees, directors or consultants unless such employee, director or consultant agrees to be bound by the Purchase Option.

7.1.5 Limitations on Purchase Option. Notwithstanding the foregoing, Blacksands may not exercise the Purchase Option if (a) the Company has previously received a bona fide third party offer to purchase the Company’s capital stock or assets for a purchase price greater than the Fair Market Value and discussions regarding such acquisition between the Company and such third party are ongoing, or (b) the Company has previously filed a registration statement with the Securities and Exchange Commission for a IPO (and such registration statement has not been withdrawn).

7.1.6 Definition of Fair Market Value. The "Fair Market Value" of the Common Shares as of any date of determination, shall be determined by the Board as follows:

(a) If the Common Shares are listed on one or more National Securities Exchanges (within the meaning of the Exchange Act), each share so listed shall be valued at the closing price on the principal exchange on which such shares are then trading on the most recent trading day preceding such date of determination;

(b) If such shares are not traded on a National Securities Exchange but are quoted on Nasdaq or a successor quotation system, each such share shall be valued at the mean between the closing representative bid and asked prices for such share on the most recent trading day preceding such date of determination as reported by Nasdaq or such successor quotation system; or

(c) If such shares are not publicly traded on a National Securities Exchange and are not quoted on Nasdaq or a successor quotation system, the Fair Market Value of such shares to be repurchased shall be determined in good faith by the Board, with the concurrence of the Current Shareholder Director.

ARTICLE VIII

MISCELLANEOUS

8.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to the choice of law provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice, or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 8.6, shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

8.2 Market Standoff. Each of the parties to this Agreement agree that, upon request by the managing underwriter of any Underwritten Offering by the Company, for a period of (a) fourteen (14) days prior to the expected date of effectiveness of any Underwritten Offering (such expected date to be indicated to the Shareholder in a notice by the Company which may be amended at any time by the Company in good faith), and (b) one hundred eighty (180) days following the effective date of the Company’s initial underwritten public offering of its Common Shares on Form SB-2 or similar form under the Securities Act, each party hereto shall not, unless otherwise agreed to by the managing underwriters, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound), any securities of the Company held by it or enter into any hedging or other transaction that transfers the economic consequences of such investment, at any time during such period except such Common Shares included by the parties hereto in such registration; provided, however, that all executive officers and directors of the Company and all other Persons with demand registration rights shall be required to enter into similar agreements. In addition, each party hereto agrees to acknowledge the undertaking provided for in this Section 8.2 by entering into customary written "lock-up" agreements, consistent with the foregoing, with the managers of the relevant underwriting. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities held by each party hereto (and the shares or securities of every person subject to the foregoing restriction) until the end of such period.

8.3 Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), by the written consent of Shareholders holding of at least a majority of the outstanding Common Shares (calculated pursuant to Section 2.6) including (a) the written consent of Blacksands so long as the Blacksands Rights Period is in effect, and (b) the written consent of the Current Shareholders so long the Current Shareholder Designation Period is in effect; provided that any Shareholder may waive any of its rights hereunder without obtaining the consent of any other Shareholder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon such Shareholder, its successors and assigns, and the Company, as applicable.

8.4 Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors and assigns; provided that the rights of any party to this Agreement may not be assigned except to a transferee of such party in connection with a Transfer of Common Shares or Common Share Equivalents in accordance with this Agreement.

8.5 Term. The term of this Agreement shall begin on the date hereof. Except for any provision of this Agreement which specifically provides that it shall survive termination, this Agreement (and the rights and obligations of the parties hereto) shall terminate upon the occurrence of the earliest of the following: (i) the closing of a IPO; (ii) the closing of the sale of all or substantially all of the Company’s assets to another entity; (iii) the merger, consolidation or reorganization of the Company, in which transaction the Company’s Shareholders immediately prior to such transaction own immediately following such transaction less than fifty (50%) of the surviving entity or its parent; or (iv) written agreement of Shareholders holding of at least a majority of the outstanding Common Shares (calculated pursuant to Section 2.6) including (a) the written consent of Blacksands so long as the Blacksands Rights Period is in effect, and (b) the written consent of the Current Shareholders so long as the Current Shareholder Designation Period is in effect.

8.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively delivered upon personal delivery to the party to be notified, or upon the passage of five (5) calendar days after deposit in the United States mail, by registered or certified mail, postage prepaid, or the passage of two (2) days if sent by the next day delivery service of a nationally-recognized reputable courier, each properly addressed to the party to be notified, as set forth on the Exhibit A hereto or at such other address as such party or any subsequent Shareholder may designate by ten (10) calendar days’ advance written notice to the other parties hereto, or, if sent by facsimile, upon completion of such facsimile transmission, as conclusively evidenced by the transmission receipt thereof.

8.7 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to contravene any Applicable Law, be invalid, illegal, or unenforceable in any respect, such contravention, invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such contravened, invalid, illegal, or unenforceable provision had never been contained herein.

8.8 Attorney Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs, and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs, and expenses of appeals.

8.9 Counterparts. This Agreement may be executed in two or more counterparts and signature pages may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10 Specific Performance. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for any other party’s failure to perform its obligations under this Agreement, each such party acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and all such parties shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit the parties from pursuing any other remedies for such breach, including the recovery of monetary damages.

8.11 Further Actions and Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The Shareholders agree to cooperate affirmatively with the Company to enforce the rights and obligations hereto.

8.12 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent, and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement free from coercion, duress, or undue influence. The parties to this Agreement participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

8.13 Unanimous Shareholder Agreement. This Agreement is a unanimous shareholder agreement within the meaning ascribed to that term by the Business Corporations Act (Ontario), as amended from time to time, and the powers of the directors to manage or supervise the management of the business and affairs of the Company shall be restricted as and to the extent provided in this Agreement.

8.14 Gender. In this Agreement words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include one or more persons, companies, heirs, executors, administrators or permitted assigns, as the case may be.

8.15 Headings. The headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8.16 Conflict with By-Laws or Articles. In the event of any conflict between the provisions and spirit of this Agreement and the articles and/or by-laws of the Company, the provisions of this Agreement shall govern. Each of the Shareholders agrees to vote or cause to be voted the Common Shares owned by him, or consent as required, so as to cause the articles and/or the by-laws to be amended to resolve any such conflict in favour of the provisions of this Agreement.

8.17 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter of this Agreement. There are no warranties, representations or agreements between the Parties in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by any party hereto, or its directors, officers and agents, to any other party hereto or its directors, officers and agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ H. Reg. F. Burden
H. Reg. F. Burden

ACCESS ENERGY INC.

By:	/s/ Paul Parisotto
Name: Paul Parisotto
Office: President

By:	/s/ H. Reg. F. Burden
Name: H. Reg F. Burden
Office: Vice President

BLACKSANDS PETROLEUM, INC.

By:	/s/ Darren Stevenson
Name: Darren Stevenson
Office: President

By:	/s/ Rick Wilson
Name: Rick Wilson
Office: Director